June 24, 2009

Intelasight, Inc.
1201 S. Alma School Road
Suite 4450
Mesa, Arizona 85210

Ladies and Gentlemen:

This opinion is being delivered to you in connection with (i) the Merger Agreement (the "Merger Agreement"), dated as of January 8, 2009, by and among Charmed Homes Inc., a Nevada corporation ("Parent"), Charmed Homes Subsidiary, Inc., a Nevada corporation ("Transitory Subsidiary"), and IntelaSight, Inc., a Washington corporation ("Target"), and (ii) the preparation and filing with the Securities and Exchange Commission of a Form S-4 Registration Statement relating to the Merger (the "Registration Statement"). Pursuant to the Merger Agreement, Transitory Subsidiary will merge with and into Target (the "Merger"), and Target will become a wholly owned subsidiary of Parent.

Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

We have acted as legal counsel to Target in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

1. The Merger Agreement

2. The Registration Statement; and

3. Such other instruments and documents related to Parent, Target, Transitory Subsidiary, and the Merger, as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

A. Original documents submitted to us (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof; and

B. The Merger will be consummated in accordance with the Merger Agreement without any waiver or breach of any material provision thereof, and the Merger will be effective under applicable state law.

This opinion is subject to the receipt by counsel prior to the Effective Time of certain written representations and convenants of Parent and Target.

Based upon our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the Merger will, under current law, constitute a tax-free reorganization under Section 368(a) of the Code, and Parent and Target will each be a party to the reorganization within the meaning of Section 368(b) of the Code. As a tax-free reorganization, the Merger will have the following Federal income tax consequences for Target shareholders, Target and Parent:

1. No gain or loss will be recognized by holders of Target shares as a result of the exchange of such shares for Parent shares pursuant to the Merger, except that gain or loss will be recognized on the receipt of cash, if any, received in lieu of fractional shares. Any cash received by a Target shareholder in lieu of a fractional share will be treated as received in exchange for such fractional share, and any gain or loss recognized as a result of the receipt of such cash will be capital gain or loss equal to the difference between the cash received and the portion of the shareholder's basis in the Target shares allocable to such fractional share interest.

2. The tax basis of the Parent shares received by each Target shareholder will equal the tax basis of such shareholder's Target shares (reduced by any amount allocable to fractional share interests for which cash is received) exchanged in the Merger.

3. The holding period for the Parent shares received by each Target shareholder will include the holding period for the Target shares of such shareholder exchanged in the Merger.

4. Parent will not recognize gain or loss as a result of the Merger.

5. Target will not recognize gain or loss as a result of the Merger

In addition to the assumptions and representations described above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

(1) This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, Treasury Regulations, existing judicial decisions, and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, will not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

(2) No opinion is expressed as to any transaction other than the Merger (whether or not undertaken in connection with the Merger) or as to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any material provision thereof or if all of the statements, representations, warranties and assumptions upon which we relied are not true and accurate at all relevant times. In the event that any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion is rendered to you solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to our firm name wherever appearing in the Registration Statement with respect to the discussion of the federal income tax consequences of the Merger, including any amendments to the Registration Statement. This opinion may not be relied upon for any other purpose, and may not be made available to any other person, without our prior written consent.

Very truly yours,

Bode & Buckin PLC

TWB
OPINION-INTELASIGHT